Exhibit 10.17

March 24, 2017

Mike Grey

Re: Executive Chairman of the Board of Directors

Dear Mike Grey:

This letter confirms our understanding regarding the terms of your service as Executive Chairman of the Board of Directors (the “Board”) of Spruce Biosciences, Inc., a Delaware corporation (the “Company”) beginning on April 1st, 2017.

Your primary roles and responsibilities as Executive Chairman are set forth in Exhibit A. This letter sets forth our understanding regarding such services to be performed in such capacity, and nothing in this letter nor the services rendered hereunder are meant, or shall be construed in any way or manner, to create between you and the Company a relationship of employer and employee. You may be removed as Executive Chairman by the Board, and nothing in this letter is meant, or shall be construed in any way or manner, to create an ongoing right to serve in such capacity. We agree that you will spend approximately one business days per week performing such services.

Subject to the approval of the Board, you will be granted a stock option to purchase 450,000 shares of the Company’s common stock (the “Option”), which as of the date hereof represents 1.5% of the Company’s outstanding shares on a fully diluted basis. This Option will be a non-statutory stock option and will have an exercise price per share that will be equal to the fair market value of the Company’s common stock as determined by the Board. The Option will generally be subject to the terms and conditions applicable to options granted under the Company’s 2016 Equity Incentive Plan (as amended, the “Plan”), as described in the Plan and the applicable stock option agreement, and will vest in forty-eight equal monthly installments subject to your continuous service to the Company as a director through each such vesting date. However, if during your service to the Company, the Company completes a Change in Control (within the meaning of the Plan), 100% of any shares subject to this Option that remain unvested shall immediately vest and become exercisable as of immediately prior to the consummation of such merger or Change in Control.

As a member of the Board pursuant to the Delaware General Corporation Law (“DGCL”) and related case law you will owe fiduciary duties to the corporation and its stockholders, including the duty of care (directors must act in good faith, with the care of a prudent person, and in the best interest of the corporation), duty of loyalty (directors must refrain from self-dealing, usurping corporate opportunities and receiving improper personal benefits) and the duty of disclosure (directors must disclose all material information to their fellow directors and, when stockholder action is sought, to the corporation’s stockholders). Our certificate of incorporation and bylaws provide that as a director you will be entitled to indemnification to the fullest extent permitted by the DGCL, and further to that upon becoming a member of the Board we will enter into the Company’s standard form of indemnification agreement with you. We would be happy to arrange a conference with our outside counsel, Latham & Watkins LLP, if you have any questions about the indemnification agreement or your duties in general under Delaware law.

As a member of the Board you will be reimbursed for any reasonable travel and other out-of-pocket expenses incurred in connection with your services on the Board. Please keep copies of all bills, receipts, or other written documentation of such reimbursable expenses and submit such documentation with your requests for reimbursement.

We look forward with enthusiasm to your service as Executive Chairman. If the foregoing terms are acceptable to you, please sign one copy of this letter and return it to me.

Sincerely,

/s/ Alexis Howerton

Alexis Howerton

President and Chief Executive Officer

Spruce Biosciences, Inc.

AGREED TO AND ACCEPTED:

Signature:	/s/ Mike Grey
Mike Grey
Date:	March 26, 2017

Exhibit A

EXECUTIVE CHAIRMAN RESPONSIBILITIES:

•	Chair, manage the Board Meetings and Executive Sessions of independent directors and plan agenda with the CEO

•	Maintain regular communications with other directors and investors/observers

•	Assist in obtaining financing and liquidity for the Company

•	Attract and recruit appropriate talent, including to scientific and industrial advisory boards

•	Work closely with CEO to define and develop corporate strategy

•	Mentor Company leadership team

•	Oversee corporate governance